EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of January 1, 2022 (the “Agreement”), is entered into by and between ESPEY MFG. & ELECTRONICS CORP., a New York corporation (the “Company”), and KATRINA L. SPARANO (the “Executive”).

WHEREAS, the Executive has been serving the Company as its Assistant Treasurer and Principal Accounting Officer and the Board of Directors of the Company desires to continue the services and employment of the Executive on behalf of the Company in the capacity of Treasurer and Chief Financial Officer, and the Executive is willing to accept the appointment as Treasurer and Chief Financial Officer on the terms and conditions set forth herein (the “Employment”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

18.       Employment Term. Except for earlier termination as provided for in Section 5 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and provisions of this Agreement, for the period commencing January 1, 2022 (the “Effective Date”) and ending on the first anniversary of such date (the “Employment Term”); provided that the Employment Agreement shall be extended for additional periods of one year each, unless either party gives prior written notice to the other at least sixty (60) days before the end of the then current term not electing to renew this Agreement.

19.       Extent of Employment.

(a)       Duties. During the Employment Term, the Executive shall serve as Treasurer and Chief Financial Officer of the Company. In her capacity as Treasurer and Chief Financial Officer, the Executive shall report to the Company’s President and Chief Executive Officer (the “CEO”) and shall perform such senior executive duties, services, and responsibilities on behalf of the Company consistent with such position as determined by the Board and as may be assigned to the Executive from time to time by the CEO or the Company’s Board of Directors (the “Board”).

(b)       Exclusivity. During the Employment Term, the Executive shall devote her full business time, attention, and skill to the performance of such duties, services, and responsibilities, and shall use her best efforts to promote the interests of the Company, and the Executive shall not engage in any other business activity without the approval of the Board. The Board may grant or withhold its approval in its exclusive discretion. The Executive shall be permitted to serve on industry, trade, civic or charitable boards or committees, and engage in charitable activities and community affairs to the extent such service and activities do not interfere with her Employment.

(c)       Place of Employment. During the Employment Term, the Executive shall perform her services hereunder in, and shall be headquartered at, the principal offices of the Company in Saratoga Springs, New York, except for business travel related to business and activities of the Company.

20.       Compensation and Benefits.

(a)       Base Salary. During the Employment Term, in full consideration of the performance by the Executive of the Executive’s obligations hereunder (including any services as an officer, employee, or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $176,000.00 per year, payable in accordance with the normal payroll practices of the Company then in effect. The Base Salary shall be subject to annual review by the Board or the Compensation Committee of the Board. Pursuant to such annual review the Base Salary, as then currently in effect, may be adjusted (but not decreased), at the discretion of the Board.

(b)       Annual Bonus. During the Employment Term, the Executive may also receive, in respect of each fiscal year during which the Employment Term is in effect, a bonus, at the discretion of the Board, to be based upon, among other factors, her performance, the Company’s performance, and the recommendation of the CEO.

(c)       Equity Compensation. The Executive shall be a participant in the Company’s Employee Retirement Plan and Trust (“ESOP”) in accordance with the terms and conditions of the ESOP. The Executive shall be entitled to the award of stock options or other stock-based rights by the Board from time to time in its discretion.

(d)       Benefits. During the Employment Term, the Executive and her eligible dependents shall be entitled to participate in the employee health and benefit plans, policies, programs, and arrangements as may be amended from time to time, on the same terms as senior executives of the Company to the extent the Executive meets the eligibility requirements for any such plan, policy, program, or arrangement.

(e)       401(k) Retirement. During the Employment Term, the Executive shall be entitled to participate in the Company 401(k) retirement plan on the same terms as all other Company employees.

(f)       Vacation. During the Employment Term, four (4) weeks of paid vacation during each fiscal year to be used in accordance with the Company’s policies in effect from time to time. Executive’s right to carry forward vacation time from year to year and/or be paid for unused vacation shall be in accordance with the Company’s policies in effect from time to time.

(g)       Expense Reimbursement. In addition to and not in lieu of any other payments to be made to the Executive hereunder, the Company shall reimburse the Executive for reasonable and documented business expenses incurred by the Executive during the Employment Term in accordance with the Company’s expense reimbursement policies then in effect, including but not limited to all travel, lodging and meal expenses in connection with Executive’s travel in connection with providing her services hereunder.

21.       Withholding. The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, during the Employment Term and thereafter. All such compensation and benefits shall be subject to applicable withholding as determined by the Company and the Executive shall cooperate with the Company, as necessary, to enable the Company to discharge its withholding obligations.

22.       Termination.

(a)       Events of Termination. The Executive’s employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the “Termination Date”):

(i)       The termination of employment by reason of the Executive’s death.

(ii)       The termination of employment by the Company for Cause.

(iii)       The termination of employment by the Company for Disability.

(iv)       The termination of employment by the Company other than for Cause.

(v)       The voluntary termination of employment by the Executive.

(b)       Certain Definitions. For purposes of this Agreement:

(i)       “Disability” means: (A) the Executive’s disability as determined under the long-term disability plan of the Company as in effect from time to time; or (B) if no such plan is in effect, the inability of the Executive to perform her duties, services, and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 120 days in any twelve-month period during the Employment Term.

(ii)       “Cause” means: as determined by the Board, (A) the failure of the Executive to perform her duties or her negligent performance of such duties (other than any such failure due to the Executive’s physical or mental illness) that has caused or is reasonably expected to result in injury to the Company or any of its affiliates; (B) the Executive having engaged in misconduct that has caused or is reasonably expected to result in injury to the Company or any of its affiliates; (C) a violation by the Executive of a Company policy that has caused or is reasonably expected to cause an injury to the Company; (D) the breach by the Executive of any of her obligations under this Agreement; (E) failure by the Executive to timely comply with a lawful and reasonable direction or instruction given to her by the CEO or the Board; or (F) Executive having been convicted of, or entering a plea of guilty or nolo contendere to a crime; provided however, notwithstanding the foregoing, that in the case of clauses (A)-(E), before the Company shall have the right to terminate the Executive for Cause, (i) the Company shall first be required to give the Executive 10 days’ prior written notice (the “Notice Period”) of such action, which written notice (the “Breach Notice”) shall set forth in the nature of Executive’s alleged breach, and, if such action is capable of being cured, the Executive shall not have cured such action to the satisfaction of the Company within the Notice Period; thereafter, the termination shall take effect with no further action required of the Company.

(c)       Cooperation. In the event of termination of the Executive’s employment for any reason (other than death), the Executive shall cooperate with the Company and be available to the Company for a reasonable period of time thereafter with respect to matters arising out of the Executive’s employment hereunder or related to the Company’s business, whether such matters are business-related, legal, or otherwise.

(d)       Resignation from All Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all other positions with the Company including, without limitation, as an officer and director, as applicable.

23.       Termination Payments. The Executive shall be entitled to certain payments upon termination of her employment as follows:

(a)       Termination for Cause; Voluntary Termination by Executive. In the event that the Executive’s employment is terminated for Cause or the Executive voluntarily terminates her employment, the Executive shall be entitled to receive only: (i) any accrued and unpaid Base Salary as of the Termination Date; and (ii) all accrued and unpaid benefits under any benefit plans, policies, programs, or arrangements in which the Executive participated as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements (all of the foregoing, collectively, the “Accrued Compensation”). In the event of termination for cause or voluntary termination by Executive there shall be no bonus payment, even if one has already been awarded, but not yet paid.

(b)       Termination for Death or Disability. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(i) or 5(a)(iii) hereof, the Executive shall be entitled to receive the Accrued Compensation.

(c)       Termination without Cause. In the event that the Executive’s employment is terminated pursuant to Section 5(a)(iv) hereof, the Executive shall be entitled to receive: (i) the Accrued Compensation; (ii) any bonus, awarded but not yet paid; and (iii) severance pay (“Severance Pay”) equal to nine months of Base Salary at the rate in effect on the Termination Date. The severance pay contemplated by clause (iii) of the immediately preceding sentence shall be paid in equal installments in accordance with the Company’s regular payroll practices, commencing on the first payroll period following the thirtieth day after the Termination Date. Severance Pay shall be paid only under this Section 6(c).

(d)       Release. Notwithstanding any other provision of this Agreement, no Severance Pay or other benefits shall become payable under Section 6(c) of this Agreement unless and until (i) the Executive executes a general release of claims substantially similar to the form of release annexed hereto as Exhibit A, and such release has become irrevocable within 30 days following the Termination Date, provided that the Executive shall not be required to release any indemnification rights that she may have under the Company’s Certificate of Incorporation or By-Laws and (ii) the Executive fully complies with the Executive Covenants described in Section 7.

(e)       Full Satisfaction. The payments to be provided to the Executive pursuant to this Section 6 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation that shall be due to the Executive upon a termination of employment, and shall be in lieu of any other such payments under any plan, program, policy, or other arrangement that has heretofore been or shall hereafter be established by the Company.

24.       Executive Covenants.

(a)       Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company, including but not limited to, information regarding the Company’s ownership, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, and other forms of information considered by the Company reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). Confidential Information does not include information that is or becomes widely available in any industry in which the Company does business other than as a result of any act or omission by the Executive in violation of this Agreement or law. The Executive agrees that during the Employment Term and thereafter, the Executive shall not, other than on behalf of the Company, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Employment Term, the Executive shall promptly supply to the Company: (i) all property of the Company; and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Employment Term.

Executive acknowledges that pursuant to the Defend Trade Secrets Act, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to Court order.

(b)       Noncompetition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to Confidential Information, the Executive shall not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 7(b). Following termination of the Employment Term, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status.

(c)       Nonsolicitation. During the Noncompetition Term, the Executive shall not, and shall not cause any other person to: (i) interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any Restricted Person (as defined below); or (ii) endeavor to entice any Restricted Person away from the Company.

(d)       Nondisparagement. During the Employment Term and thereafter, and accept as may be required by law, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company, its officers, directors, employees or business, except as shall be necessary for the Executive to enforce any agreements between the parties or to comply with any requirements or obligations under law. In addition, during the Employment Term and thereafter, the Company will request that its directors and officers not make or publish any disparaging statements (whether written or oral) regarding the Executive, except as may be necessary to comply with any requirements or obligations under law.

(e)       Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of the Company to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company in good faith deems necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company therein. These obligations shall continue beyond the conclusion of the Employment Term and the Noncompetition Term with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Employment Term.

(f)       Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable harm to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to seek equitable relief to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, in addition to any other remedies to which the Company may be entitled at law or in equity including the recovery of reasonable attorneys’ fees. The terms of this Section 7 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive including reasonable attorneys’ fees. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the business of the Company because of the Executive’s access to Confidential Information and her material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants are to be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

(g)       Certain Definitions. For purposes of this Agreement:

(i)       The “Noncompetition Term” means the period beginning on the date of this Agreement and ending nine (9) months following the Termination Date.

(ii)       “Restricted Enterprise” means any person, corporation, partnership, or other entity that is engaged in the Territory with a business or product lines of the same or similar nature as those offered by the Company; For purposes of this definition, “product lines of the same or similar nature as those offered by the Company” shall also include, at any date, potential new product lines the development of which the Company has, during the 12 months preceding such date, devoted more than de minimis resources.

(iii)       “Restricted Person” means any person who at any time during the two-year period prior to the Termination Date, was an employee, consultant, independent contractor or customer of the Company, or otherwise had a material business relationship with the Company.

(iv)       The “Territory” means, the United States of America and other areas of the world where the Company conducts business.

25.       Representations by the Executive. The Executive represents to the Company that (i) her execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, but not limited to, any prior employer, (ii) she is not subject to the terms of any noncompetition, non-solicitation or confidentiality agreement with any prior employer, and (iii) she has not been convicted of, or entered a plea of guilty or nolo contendere to a crime that constitutes a felony in any jurisdiction (or comparable crime in any jurisdiction which uses a different nomenclature). In the event of a determination by the Board that the Executive is in material breach of either of these representations, the Company may terminate the Executive’s employment, and any such termination shall be considered a termination for Cause under Section 5(a)(ii).

26.       No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

27.       Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other party):

If to the Executive:	To the Executive at the address most recently contained in the Company’s records.
If to the Company:	Chief Executive Officer
Espey Mfg. & Electronics Corp.
233 Ballston Avenue
Saratoga Springs, New York 12866

28.       Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger), and permitted assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

29.       Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

30.       Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

31.       Governing Law; and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws.

32.       Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

33.       Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

34.       Applicability of Section 409A of the Code.

(a)       Generally. This Agreement is intended to comply with Sections 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and IRS guidance thereunder (“Section 409A”). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A. If any provision of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.

(b)       Reimbursements. To the extent that any reimbursement, fringe or other in-kind benefit, or other, similar plan or arrangement in which the Executive participates during the Employment Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made as soon as practicable following the date on which such expenses were incurred and documented to the Company, but in no event later than the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

(c)       Termination Payments. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “termination of employment” (and corollary terms) from the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) from the Company and all entities aggregated with the Company under Section 409A. Notwithstanding anything to the contrary contained herein, if the Executive is a “specified employee” within the meaning of Section 409A, and if any or all of the payments or the continued provision of any benefits under Section 6 or any other provision of this Agreement are subject to Section 409A and payable upon a separation from service, then such payments or benefits that the Executive would otherwise be entitled to receive during the first six months after termination of employment shall be accumulated and paid or provided on the first business day after the six-month anniversary of termination of employment (or within 30 days following the Executive’s death, if earlier) in a single lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

35.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be duly executed effective as of the day and year first above written.

ESPEY MFG.& ELECTRONICS CORP.
By:
	Name:	David A. O’Neil
	Title:	President and Chief Executive Officer
EXECUTIVE

Katrina L. Sparano

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This “Separation Agreement and General Release” (hereinafter “Release”), signed by KATRINA L. SPARANO (hereinafter “you” or “your”) and in favor of Espey Mfg. & Electronics Corp. (hereinafter “the Company”) is for the purpose of amicably and fully resolving any and all claims, disputes and issues arising out of your employment at the Company and the termination of that employment.

As your employment with the Company terminated on ____________ (“your Termination Date”), and

As you have agreed to provide this Release to the Company in return for the consideration set forth herein;

Therefore, in consideration of the mutual covenants and promises hereinafter provided and of the actions to be taken pursuant thereto, you agree as follows:

36.          (a)       You hereby accept the sums set forth in Section 1(b) below. Except as provided in said Section 1(b) and in Section 5 below, you will not be entitled to any other compensation or benefits from the Company.

(b)           (i)       The Company will make severance payments to you in the gross aggregate amount of $____________, (representing nine months of your base salary) less all withholdings and deductions required by law, to be paid according to your regular payroll cycle until fully paid.

(ii)       The Company will commence making severance payments to you beginning on the first regular payroll after the thirtieth day following your Termination Date.

(iii)       To the extent any taxes may be due on the payments provided in this Agreement, beyond any withheld by the Company, you shall pay them yourself and shall indemnify and hold the Company harmless from any tax claims or penalties resulting from such payments. You further agree to provide the Company any and all information pertaining to you upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws. You hereby acknowledge that the Company has not made any representations regarding the tax consequences of the payments provided in this Release and that the Company has not provided you with any tax advice regarding the payments provided in this Release, including without limitation advice on the treatment of the payments under Section 409A of the Internal Revenue Code.

37.       In exchange for the sums and benefits set forth above, you agree to release the Company, its subsidiaries, its affiliated and related entities and their current and former shareholders, officers, directors, agents, employees, successors and assigns (hereinafter collectively the “Released Parties”) from all claims, demands, actions, and liabilities, whether known or unknown (except as expressly set forth in Section 4 below), you may have against them or any one of them in any way related to your employment at the Company and/or the termination of that employment. By way of example, the types of claims that are covered under this Release include, but are not limited to:

(a)       all “wrongful discharge” claims, “constructive discharge” claims, claims relating to any contracts of employment, expressed or implied, any covenants of good faith and fair dealing, expressed or implied, any personal wrongs or injuries and any claim for attorney’s fees;

(b)       any claims that could be brought pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-1 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1131 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. the Lilly Ledbetter Fair Pay Act of 2009, Pub. L. No. 111L-2; the New York Human Rights Law, McKinney’s Executive Law §290, et seq., (all as may have been amended);

(c)       any claims that could be brought under any other federal, state, county or municipal statute or ordinance dealing with (i) discrimination in employment on the basis of sex, race, national origin, religion, disability, age, marital status, affectional or sexual orientation or other reason; (ii) employee whistleblower protection; and (iii) employee family leave rights; and

(d)       all other claims including those of which you are not aware and those not specifically mentioned in this Release.

38.          (a)       You agree that you will never sue or otherwise institute a claim of any kind against the Released Parties or any one of them for anything that has happened up to now, whether such claim is presently known or unknown by you, in any way related to your employment at the Company and/or the termination of that employment.

(b)       If you breach the terms of this Release by suing the Company or the Company’s personnel, you agree that you will pay all costs and expenses incurred by the Company and the Company’s personnel in defending against the suit, including reasonable attorneys’ fees.

(c)       Additionally, if you breach the terms of this Release, you agree that the Company shall have the right to immediately stop paying the Severance Pay and/or if already paid, to obtain, by way of counterclaim or other lawful means, repayment of the full amount paid to you as consideration for this Release.

39.       Notwithstanding anything in this Release to the contrary, (a) this Release does not include any claims you may have with respect to any medical, prescription, dental, flexible spending account, life insurance, retirement and savings or other benefits provided by plans maintained by the Company to which you may be entitled, any rights that you may have under this Release, Company’s Employee Stock Ownership Plan or outstanding stock options granted to you by the Company, any rights to indemnification you may have under the Company’s Certificate of Incorporation or By-Laws, or to any payments due you under this Release, and (b) nothing in this Release is intended to prohibit or restrict you from: making any disclosure of information required by law or (i) filing a charge with, (ii) providing information to, or (iii) testifying or otherwise assisting or participating in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board; nevertheless, you acknowledge and agree that by virtue of this Release you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release, and you therefore agree you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release.

40.       You agree that you have executed this Release on your own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

41.       You acknowledge and agree that the benefits provided herein exceed any amount to which you would otherwise be presently entitled under the Company’s policies, procedures and benefit programs and/or under any applicable law without providing this Release, and constitute valuable consideration for this Release.

42.       You acknowledge that, by requesting this Release, the Company does not admit, expressly or implicitly, that it has engaged in any wrongdoing whatsoever.

43.          (a)       You hereby acknowledge and agree that Section 7 of your Employment Agreement dated ____________, 2022, which contains various covenants as to Confidential Information, non-competition and non-solicitation shall remain in full force and effect according to its terms.

(b)       You further acknowledge and represent that you have returned to the Company all Confidential Information (including copies), all other documents, and all tangible property of the Company, including, but not limited to, keys, credit cards, cell phones, computers and other electronic equipment.

44.       You and the Company agree that neither you nor the Company will make any statements, orally or in writing (including electronic communications), that disparage the business reputation or good will of the Released Parties or any one of them or of you.

45.       You agree to keep both the existence and the terms of this Release completely confidential, except that you may discuss this Release with your attorney, accountant or other tax professional, and your spouse, and (b) to the extent necessary to enforce your rights hereunder.

46.       You acknowledge that you have been advised of the following:

(a)       you have the right to and should consult with an attorney prior to signing this Release;

(b)       you have 21 days to decide whether to sign this Release and deliver it to, ________________ at the Company’s offices, 233 Ballston Avenue, Saratoga Springs, New York 12866.

(c)       if you sign this Release, you have up to 7 days to revoke it and the Release will not become effective until this 7-day period has expired;

47.       This Release is not effective or enforceable for 7 days after you sign it and you may revoke it during that time. To revoke, a written notice of revocation must be delivered to, ________________ at the Company’s offices at the above address, within 7 days after you sign this Release. The revocation must be:

(a)       sent by certified mail within the 7-day period; and

(b)       properly addressed to ________________________ at the above address.

If ____________ does not receive a written verification in accordance with the foregoing terms, you will not be able to rescind this Release.

48.       You agree that this Release contains the entire agreement of the parties and that this Release cannot be amended, modified, or supplemented in any respect except by the written agreement of both parties.

49.       You agree that if any term or provision of this Release or the application thereof to any alleged claim or party or circumstances, shall to any extent be determined to be invalid, void, or unenforceable, the remaining provisions and any application thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business or other purposes of the void or unenforceable provision.

50.       You agree that this Release shall be governed by the laws of the State of New York without giving effect to any conflicts of law principles.

51.       This Agreement will not become effective until the expiration of the 7-day revocation period set forth in paragraph 12 above.

52.       You hereby acknowledge that you have read this Release in its entirety, understand fully the meaning and significance of all its terms, and hereby voluntarily and knowingly agree to accept all of its terms. You further acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Release except for the agreements set forth in the Release.

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